EXHIBIT 2.1

PATENT PURCHASE AGREEMENT

This DSL PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Aware, Inc., a Massachusetts Corporation (“Seller”), and TQ Delta, LLC, a Delaware Limited Liability Company (“Purchaser”).  The parties hereby agree as follows:

1.	background

1.1	Seller owns certain provisional patent applications, patent applications, patents, and related foreign patents and applications.

1.2	Seller wishes to sell to Purchaser all right, title, and interest in such provisional patent applications, patent applications, patents and related foreign patents and applications.

1.3
Purchaser wishes to purchase from Seller all right, title, and interest in such provisional patent applications, patent applications, patents, and related foreign patents and applications including the Assigned Patent Rights (defined below).

2.	definitions

 “Assigned Patent Rights” means all right, title and interest in the Assigned Patents and to all

a)
inventions, invention disclosures, and discoveries described in any of the Assigned Patents that (i) are included in any claim in the Assigned Patents, (ii) are subject matter capable of being reduced to a patent claim in a continuation, continuation-in-part, division, or registration claiming priority to, or in a reissue or reexamination proceeding brought on any of the Assigned Patents, or (iii) could have been included as a claim in any of the Assigned Patents;

b)
rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Assigned Patents and the inventions, invention disclosures, and discoveries therein;

c)
causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents and/or the rights granted under paragraphs (a) and (b) of this definition, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement.

“Assigned Patents” means:

a)	the provisional patent applications, patent applications, and patents listed in Schedule A (the “Patents”);

b)
patents or patent applications (i) that directly or indirectly provide a claim of priority for an asset listed in Schedule A, or (ii) for which any of the assets listed in Schedule A directly or indirectly form a basis for priority;

c)
reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b);

d)
foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a), (b), and (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and

e)	all patents that issue from any of the items listed in paragraph (a), (b), (c), or (d) of this definition.

However, notwithstanding any of the foregoing, Assigned Patents does not include any provisional patent application, patent application, patent, or other governmental grant or issuance listed in Schedule B (the “Excluded Assets”).

“Assignment of Patent Rights” means the short-form patent assignment to be executed and witnessed by a duly authorized representative of Seller in substantially the form of the assignment set forth in Schedule C of this Agreement.

“License Agreements” means those agreements listed in Schedule D.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Prosecution History Files” means all files, documents and tangible things, including invention notebooks and invention disclosure documents, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Assigned Patent Rights.

“Seller Products” means all products and services sold or provided by Seller that fall within the following categories: (i) biometrics software, including server-based biometrics software solutions, biometrics software components, and biometrics software development kits related to hardware abstraction, auto-capture, quality assurance, data formatting and validation, biometric imaging compression, biometric authentication, fingerprint cards, and mobile devices, and related biometrics software services; (ii) Seller’s branded Digital Subscriber Line (“DSL”) software related to diagnostics and management of DSL services; (iii) medical imaging software and servers sold for use in medical imaging; and (iv) advanced imaging software products for libraries and digital archives, natural resource exploration, and image compression.

“Transmitted Copy” has the meaning set forth in paragraph 8.13.

3.	transmittal and payment

3.1
Transmittal. Within thirty (30) days after the Effective Date Seller will send to Purchaser, or its legal counsel, the items identified in Schedule E (the “Deliverables”) that are available in electronic form and original ribbon copies of Patents from the United States Patent and Trademark Office or other jurisdictional office.  With respect to those Deliverables available only in tangible form or reduced to tangible form after the Effective Date, Seller shall deliver such Deliverables to Purchaser after they are created as promptly as possible, but no later than 30 days from Closing.  True and correct copies of these documents are sufficient.  If the Deliverables are not available and delivered to Purchaser prior to the Closing, Seller will cause such Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such Deliverables are located.

3.2
Closing.  The purchase and sale of the Assigned Patent Rights shall occur when (a) payment set forth in paragraph 3.3 has been paid by Purchaser to Seller; (b) each party has executed an original of this Agreement; and (c) Seller has executed  the Assignment of Patent Rights, hereunder (the “Closing”).  The Closing shall occur within thirty days after the Effective Date and shall take place at Aware, Inc. 40 Middlesex Turnpike, Bedford, Massachusetts 01730, or some other mutually agreed on location outside the state of California.

3.3
Payment.  At the Closing, Purchaser will pay to Seller the amount of _Sixteen Million_______________ U.S. Dollars (US $__16,000,000__) by wire transfer.  At least three (3) business days prior to the Closing, Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller.

4.	transfer of patents and additional rights

4.1
Assignment of Patents.  Upon the Closing, including payment pursuant to paragraph 3.3, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in the Assigned Patent Rights.

4.2
License Back to Seller under Patents.  Upon the Closing, Purchaser hereby grants to Seller, under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable, non-transferable (except as provided below) right and license ("Seller License") to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit Seller Products covered by the Assigned Patent Rights. The Seller License shall apply to the reproduction and subsequent distribution of Seller Products under Seller's trademarks and brands, in substantially identical form as they are distributed by the Seller, by authorized agents of the Seller, such as a distributor or OEM. In addition, Seller License shall extend to the use or employment of Seller Products purchased from Seller by Seller’s customers, provided, however, that (i) only Seller Products are licensed, and (ii) the use or sale of that portion of a product or service by Seller’s customers that is not a Seller Product shall not be licensed. Seller acknowledges and agrees that the Seller License is not intended to cover foundry or contract manufacturing activities that Seller may undertake on behalf of any person that is not Seller.  As a result, Seller Products shall exclude any products or services manufactured, produced or provided by Seller on behalf of any person that is not Seller (a) from designs received in substantially completed form from a source other than Seller and (b) for resale to such person that is not Seller (or to customers of, or as directed by, any person that is not Seller) on essentially an exclusive basis.  To the extent that Seller is subsequently acquired or merged with another entity, the Seller License and restrictions in this paragraph, will apply to the merged or acquiring entity only with respect to Seller Products that Seller was selling at the time of the merger/acquisition and any natural evolutions of those products, and shall be limited to the number of Seller Products and any natural evolutions of those products, and the scale of Seller’s activity in Seller Products and any natural evolutions of those products, at the time of the merger/acquisition, and provided that the sale or use of that portion of any natural evolutions of those products that is not a Seller Product shall not be licensed and that such entity is either (i) the purchaser of all or substantially all of the operating assets related to Seller’s DSL test and diagnostic business, or (ii) the successor of Seller in connection with a merger involving the sale of all, or substantially all, of the outstanding capital stock of Seller.

5.	Additional Obligations

5.1	Further Cooperation.

a)
At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.  At Purchaser’s request, Seller will use reasonable efforts to take actions and execute and deliver to the representatives of Purchaser, documents that Purchaser may reasonably request to effect the terms of the Assignment of Patent Rights and to perfect Purchaser’s title in and to the Assigned Patent Rights.

b)
To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files that is retained after the Closing under Seller’s or Seller’s representatives’ normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s or Seller’s representatives’ possession or control after the Closing, it is not disclosed to any third party unless (i) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (ii) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.

c)
Seller will also, at the reasonable request of Purchaser after the Closing, assist Purchaser in providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings with respect to the claims under the Assigned Patents or the Assigned Patent Rights.  Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after the Closing in connection with providing assistance under this paragraph 5.1(c) in connection with any enforcement or other infringement action regarding the Assigned Patents or the Assigned Patent Rights, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.

5.2
Payment of Fees and Prosecution.  Seller will pay any maintenance fees, annuities, and the like due or payable on the Assigned Patents until the Closing.  For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Purchaser power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Assigned Patents Rights in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to the Closing and otherwise preserve the assets through the Closing.  In addition, Seller will continue to prosecute, maintain, and defend the Assigned Patents at its sole expense until the Closing.

5.3
Standards Obligations. Purchaser acknowledges that Seller has committed to certain licensing obligations with respect to the licensing of standards-essential Assigned Patents as set forth in Schedule F and the documents referenced therein (such obligations are referred to collectively as the “Standards Obligations” and such documents are referred to collectively as the “Standards Documents”).

6.	Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1
Authority.  Seller is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.  Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

6.2
Licenses.  Except for the license rights granted to such licensees under the License Agreements (the “License Rights”), the Assigned Patents are not subject to any existing right, license, covenant, immunity or release. Seller reserves and retains, for the benefit of itself all royalties, license fees and other consideration to past, present, and future royalties, license fees and other consideration given or to be given in exchange for any license to any Assigned Patent accruing under the License Rights.

6.3
Standard Setting Statements.  Seller has not made any statements or commitments to any standards-setting bodies relevant to the Assigned Patent Rights other than those statements as set forth in the Standards Documents.

6.4
Title and Contest.  Seller owns all right, title, and interest to the Assigned Patents and the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Assigned Patent Rights, subject to the License Rights and Standards Obligations.   Seller has obtained and properly recorded executed assignments for a U.S. priority counterpart of the families comprised in Assigned Patents and has recorded its worldwide right, title, and interest in and to the Assigned Patents with the United States Patent and Trademark Office, and, to the extent possible, with the proper authorities of other jurisdictions where the Assigned Patents have been filed or issued.   Except for any Standards Obligations and License Rights, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, and security interests.  There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights.  There are no existing contracts, agreements, options, commitments, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.5
Restrictions on Rights.  Seller has taken no action that will subject Purchaser to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patents and the Assigned Patent Rights or as a result of any prior transaction related to the Assigned Patents and  the Assigned Patent Rights, except for the Standards Obligations and License Rights.

6.6
Validity and Enforceability.  None of the Assigned Patents, except those listed in Schedule A as “Abandoned” or “Lapsed,” has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any information leading Seller to believe that these Assigned Patents and the Assigned Patent Rights are invalid, unpatentable, or unenforceable.  If any of the Assigned Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction.

6.7
Conduct.  To Seller’s knowledge, none of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Assigned Patent Rights, except those listed in Schedule A as “Abandoned” “Lapsed,” or have engaged in licensing discussions or actions that may result in estoppel or laches, or hinder their enforceability, including, without limitation, misrepresenting the Assigned Patent Rights to a standard-setting organization.

6.8
Enforcement.  Seller has not put a third party on notice of actual or potential infringement of any of the Assigned Patent Rights. Seller has not initiated any enforcement action with respect to any of the Assigned Patent Rights.

6.9
Patent Office Proceedings.  None of the Assigned Patent Rights has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.10
Fees.  All maintenance fees, annuities, and the like due or payable on the Assigned Patent Rights have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.11
Brokers’ or Finders’ Fees.  Neither Seller or its affiliates has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated herein for which Purchaser may be liable.

7.	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1	Purchaser is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2	Purchaser has all requisite power and authority to (a) enter into, execute, and deliver this Agreement and (b) perform fully its obligations hereunder.

8.	Miscellaneous

8.1
Limitation of Liability. SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.3 OF THIS AGREEMENT. EXCEPT FOR THE INDEMNIFICATION PROVISIONS IN SCHEDULE F OF THIS AGREEMENT, PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.3 OF THIS AGREEMENT. THE INDEMNIFICATION PROVISIONS IN SCHEDULE F SHALL PROVIDE FOR FULL INDEMNIFICATION TO SELLER.   THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2
Compliance With Laws.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.3
Publicity.  Seller may make a public announcement contemporaneously with its Form 8-K filing related to this transaction substantially in the form set forth in Schedule G (“Press Releases”) entitled “Initial Press Release”. Seller may make a public announcement contemporaneously with the Closing substantially in the form set forth in Schedule G entitled “Closing Press Release”.

8.4
SEC Reporting.   Seller, in order to comply with U.S. securities laws, will publicly disclose this Agreement, as part of Seller’s Form 8-K filing(s) with the Securities and Exchange Commission (“SEC”).  As part of the Form 8-K filing(s), Seller will disclose the identity of Purchaser, along with a brief description of the assets sold and the payment under paragraph 3.3.  Purchaser acknowledges and agrees that if the amounts paid by Purchaser to Seller represent ten percent or more of Seller’s consolidated revenues for any fiscal quarter, then Seller shall be entitled to disclose in its SEC filings the information required by Item 101(c)(vii) of Regulation S-K.

8.5	Confidentiality.

a)
All information concerning the Assigned Patent Rights, and the sales process Seller engaged in, including materials made available to Purchaser as part of the sales process or exchanged between Seller and Purchaser and the Deliverables, shall be treated as “Confidential Information.”  Confidential Information also includes all oral or written conversations between the parties regarding any of the matters listed in the preceding sentence.

b)	Seller and Purchaser agree to not publicly disclose any Confidential Information to any third party without the prior written consent of the other party, except:

1.	To the extent permitted under paragraphs 8.3 and 8.4;

2.	Each party may disclose Confidential Information contained in the press release made under paragraph 8.3, or in publicly available information filed or disclosed pursuant to paragraph 8.4;

3.
Each party may disclose Confidential Information of the other party to its parent companies, majority owned subsidiaries, directors, officers, employees, consultants, provided that each such person or entity has a need to know such information to carry out activities authorized by this Agreement; or

4.	Either party may disclose Confidential Information in the course of litigation or other proceedings to enforce, defend or determine a party’s rights or obligations under this Agreement.

c)	A party will not be obligated under this paragraph 8.5 with respect to Confidential Information that that party can document:

1.	Is or at any time becomes publicly available through no fault of that party, its employees, consultants, or agents;

2.	Is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information;

3.	Was rightfully in the possession of that party without restriction prior to its disclosure by the other party;

4.	Was independently developed by employees, consultants, or agents of that party without access to such Confidential Information;

5.
Is required to be disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that that party provides prompt notice of such court order or requirement to the other party to enable the other party, at its sole expense, to seek a protective order or otherwise prevent or restrict such disclosure and that that party only discloses such information as is necessary to comply with such order or requirement; or

6.	Is publicly disclosed by the U.S. Patent and Trademark Office as a result of the filing of documents related to assignment of the Assigned Patent Rights.

If that party relies on one or more of the above exceptions, it will have the burden of proof with respect thereto.

8.6	Common Interest.

(a) Counsel for the parties will execute the Common Interest Agreement attached as Schedule H.
(b) The parties and their counsel shall use the Common Interest Materials (as defined in the Common Interest Agreement) solely in connection with the Patent Matters (as defined in the Common Interest Agreement) and shall protect it as Confidential Information.  Neither the parties nor their respective counsel shall produce Common Interest Materials unless or until directed to do so by a final order of a court of competent jurisdiction, or upon the prior written consent of the other party.  No privilege or objection related to the Common Interest Materials shall be waived by a party hereunder without the prior written consent of the other party.  The obligations under this paragraph will not apply to either party with respect to any dispute with the other party related to the acquisition of the Assigned Patent Rights.
(c) Nothing contained in this Agreement or the Common Interest Agreement shall affect the separate and independent representation of each party by its respective legal counsel or create an attorney client relationship between the legal counsel for a party and the other party to this Agreement.

8.7
Governing Law; Venue/Jurisdiction.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, regardless of any choice-of-law principles to the contrary.  Both parties irrevocably consent to the jurisdiction and venue of the courts of Massachusetts in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.8
Notices.  All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service or by registered or certified airmail, postage prepaid, addressed as follows:

If to Purchaser	If to Seller
TQ Delta, LLC 805 Las Cimas Parkway, Suite 240 Austin, TX 78746 512.609.1800 (phone) 512.609.1804 (fax) Attn: Mark Roche, Managing Director	Aware, Inc. 40 Middlesex Turnpike Bedford, MA 01730 781.276.4000 (phone) 781.276.4001 (fax) Attn: Kevin Russell, General Counsel

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal.  Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified.  Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.9
Relationship of Parties.  The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.10
Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.11
Waiver.  Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.12
Miscellaneous.  Each party has executed this Agreement on its own volition, and without relying on any representation or warranty made by the other party or any of its representatives, except as expressly set forth herein.  This Agreement, including its schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.  The following schedules are attached hereto and incorporated herein:  Schedule A (entitled “Assigned Patents”); Schedule B (entitled “Excluded Assets”); Schedule C (entitled “Assignment of Patent Rights”); Schedule D (entitled “License Agreements”); Schedule E (entitled “Deliverables”); Schedule F (entitled “Standards Obligations”); Schedule G (entitled “Press Releases”); and Schedule H (entitled “Common Interest Agreement”).

8.13
Counterparts; Electronic Signature; Delivery Mechanics.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.14
Language.  The official language of this Agreement exclusively shall be, and all communications and agreements between the parties exclusively shall be made in, the English language.  The parties hereto waive any rights they may have under any other law to have this Agreement written in another language, and any translation of this Agreement will be solely for the convenience of the parties hereto.

In witness whereof, intending to be legally bound, the parties have executed this DSL Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER: TQ Delta, LLC

By:	/s/ Kevin T. Russell	By: Techquity, LP, its member

Name: Kevin T. Russell		TQCAP GP, LLC, its general partner

Title: co-CEO & co-President
		By:	/s/ Mark K. Roche

Name: Mark K. Roche

Title: Managing Director

Effective Date:    Aug. 22, 2012

SCHEDULE A
ASSIGNED PATENTS*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE B
EXCLUDED ASSETS*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE C
ASSIGNMENT OF PATENT RIGHTS*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE D
LICENSE AGREEMENTS*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE E
DELIVERABLES*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE F
STANDARDS OBLIGATIONS*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE G
PRESS RELEASES*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE H
COMMON INTEREST AGREEMENT*

*The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.